EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated April 16, 2012 with respect to the consolidated financial statements of China Education Alliance, Inc. included in the annual report on Form 10-K of China Education Alliance, Inc. and subsidiaries as of December 31, 2011 and for the year then ended, which report will be filed into the annual report on Form 10-K of China Education Alliance, Inc. for the year ended December 31, 2012, with the U.S. Securities and Exchange Commission on April 1, 2013.

/s/ Baker Tilly Hong Kong Limited

BAKER TILLY HONG KONG LIMITED

Certified Public Accountants

Hong Kong

April 1, 2013